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EXHIBIT 99.1

SECOND QUARTER 2004 CONFERENCE CALL TRANSCRIPT

OPERATOR

Good afternoon and welcome to the Martha Stewart Living Omnimedia second quarter 2004 earnings conference call and web cast. All participants will be in a listen-only mode until the question-and-answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time. At this time, it is my pleasure to introduce Mr. James Follo, Executive Vice President and Chief Financial and Administrative Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

Thank you. Good afternoon. And thank you for attending Martha Stewart Living Omnimedia's second quarter 2004 earnings teleconference and web cast. Also with me today is Sharon Patrick, our President and Chief Executive Officer. Sharon will open today with a strategic and operational overview of the Company and I will conclude with the financial review of the second quarter, and discuss the outlook for the third quarter of 2004.

Before turning the conference call over to Sharon I would like to remind everybody that our discussion today may include forward-looking statements which can generally be identified by the use of terminology such as will and expect. Our actual results may differ materially from those projected in the statements, and factors that could cause such differences are discussed in our filings with the Securities and Exchange Commission, particularly in the management discussion and analysis sections of our periodic filing, and our earnings release issued this morning. An archived version of this teleconference and web cast will be available on the Company's website at www.marthastewart.com through August 17th, 2004. And finally, this morning's press release reflects the requirements of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures.

During this call we will discuss the measure operating income or loss before depreciation and amortization. Additional information relating to the measure operating income before depreciation and amortization is contained in our press release issued this morning, which is accessible on our website, marthastewart.com, under the heading, "Investor Relations".

With that completed, I would now like to turn the call over to Sharon Patrick. Sharon?

SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA, INC. - PRESIDENT AND CEO


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Thanks Jim, and good afternoon, everyone. Thank you for joining us today. But first things, first. It's August 3rd and I'm sure you all join with me in wishing Martha happy birthday. Today we're also reporting out our second quarter results which reflect a 19 million loss, due primarily to advertising performance that is negatively affected by Martha Stewart's personal legal circumstance. These results are generally in line with our expectations and prior guidance.

As you will see from my remarks today, the Company remains encouraged by the support we continue to receive from our large base of readers, viewers and shoppers, who remain loyal to our quality product and other Martha Stewart brand attributes, and brand loyal partners and advertisers. Their unflagging appreciation for what we do, coupled with the continuing strength of our financial resources, 158 million in the bank and no debt, will allow us to manage through future losses associated with the uncertainty of Martha's legal matters to final closure, while simultaneously investing in our future. For at the end, of the day the Company believes that only when Martha puts incarceration behind her, and/or has successfully completed the appeal process, and as importantly, it is no longer the subject of chronic negative media attention and events, will large numbers of advertisers actively return to our media properties. Until then, we will be investing to maintain our principal assets and will be managing our businesses with a commitment to the longer term prospects of our Company. To the extent that complete resolution of the matter is not in the near future the Company may need to take additional actions with respect to its brands to improve financial performance.

There have been several important recent developments that I would now like to review. First, the sentencing phase of Martha Stewart's trial is now behind us. While no amount of potential incarceration is ever short enough, the sentence imposed on Martha Stewart -- five months of incarceration and five months of home confinement that allows up to 48 hours of work-related activity out of the house -- is the most lenient penalty that the judge believes she could impose under the federal sentencing guidelines. We were further heartened that Judge Cedarbaum recognized Martha's strong public support and her lifetime of contribution to others that we in the Company know so well. The leniency shown Martha gave those of us in the Company a boost, as we see it as a significant step forward towards final resolution, and the certainty that we and our advertisers seek.

Second, the feeling of having passed through a very difficult period is what motivated some of the Board developments during the quarter. California-based Jeff Ubben, who led us so ably as Chairman throughout the past 14 months, knew that this next period, as we look to resolution and recovery, will require more time and attention. He felt that having discharged his duties to us during the period from indictment to sentencing, and as a continuing major shareholder, he wanted to pass the Chairmanship to someone with, not only proven capability, but the necessary time and geographic proximity to the Company for the next phase. Tom Siekman, east coast based, our new Chairman, was the logical and excellent choice. Moreover, Arthur Martinez, who has given MSO the benefit of his great business and corporate governance expertise over the past three years, decided that with resolution on the horizon, this was a good time for him to transition off the Board. All of us at MSO thank him for his support and wish him well.


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Having weathered a most difficult period associated with Martha's personal legal situation, this quarter we also expanded and strengthened our Board of Directors to better assist MSO as we move forward from here to evolve the Company, rebuild profitability, and restore shareholder value. Specifically, we elected four highly-qualified and capable creative and business line executives to our Board:
Rick Boyko, Managing Director of Virginia Commonwealth University Adcenter, and former co-President of Ogilvy & Mather; Michael Goldstein, Former Chairman and CEO of Toys "R" Us; Susan Lyne, former President of ABC Entertainment; and Wenda Harris Millard, Chief Sales Officer of Yahoo! Inc. Last week, we added one additional Board member, Charles Koppelman, Chairman and Chief Executive Officer of CAK Entertainment Company, a music and entertainment business, who brings much expertise to MSO as well. Beyond the focus we've placed on expanding and strengthening our Board to provide MSO with additional support, guidance, credibility and perspective, we also took recent steps to continue to evolve our business segment and brands from expert personality to trusted brand labels with an eye to future growth prospects, as well as bottom-line profitability.

So let's start with Publishing. As discussed on the last call, MSO unveiled a new logo and updated design for our flagship magazine, Living, with the September issue, which is on sale mid-August. The logo will emphasize Living, but will continue to have Martha Stewart's name on the cover. The updated design and the new columns that will continue to be added to Living during the next few months will position MSL as the leader for inspirational "how-to" and information for the home. The September issue, which is our special decorating issue, features a wider range of decorating styles and new columns.

The updated look will be highlighted with a cover wrap on the September issue which will feature the old logo, opening to the updated logo on newsstands. Subscribers will receive a letter from Martha Stewart attached to their issues announcing the editorial changes in the magazine. In addition, MSO is running a trade campaign, "Take a new look at Living," in advertising trade magazines, such as Ad Age and Mediaweek. The campaign will begin August 16th and will run monthly, through November. Coupled with the Living campaign, MSO will also run an advertising campaign for our Everyday Food publication and trade magazine on urban buses, in subways and bus shelters. The emphasis for the trade portion of the campaign is EDF's rapid circulation growth which has gone from a sufficient launch in September '03 to a rate base of 750 thousand in July '04. The transit portion of the campaign reinforces the quick, simple, and healthy recipes in EDF.

This quarter with the July issue, we also completed the evolution of Everyday Food to its own independent Omni-brand, eliminating "From the kitchens in Martha Stewart Living" on the cover, and providing the magazine with its own publisher sales veteran Anne Balaban, publisher Everyday Food, which we are announcing today. And before moving from publishing, I would also like to announce and congratulate Elizabeth Canady on her appointment to West Coast Associate Publisher. Richly deserved. Everyday Food's story now turns to television for today's second announcement. Under the Omni-business

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model, the television platform is a critical step to the evolution of Everyday
Food as its own Omni-brand.

Therefore, we are pleased to also announce that MSO and PBS presenting station WETA in Washington, D.C. have signed a multi-year agreement that will launch Everyday Food, a new television program on PBS stations nationwide, beginning January 2005. Created and produced by Martha Stewart Living Television Production, each half-hour episode of Everyday Food features five of MSO's most talented cooks, who bring the pages of the EDF magazine to life, demonstrating easy to make recipes, along with smart tips and kitchen techniques. Also, beginning in January 2005 Everyday Food recipes, featuring the television programs, will appear on pbs.org with links to the Everyday Food landing on everydayfoodmag.com.

As we reported in May, we also adjusted Television staffing levels this quarter to reflect the fact we have placed the Martha Stewart Living daily syndicated show on hiatus for season 12 reducing headcount accordingly. And, to address the original production hiatus for the 2004-2005 season, Television also announced this quarter an agreement with the Style Network to air daily hour-long episodes from the existing library of Martha Stewart Living, our Emmy award-winning television program created and hosted by Martha Stewart. Launched in June, this multi-year partnership with Style ensures a home on cable for Martha Stewart Living, giving our loyal audiences continuing television access to Martha and the series during the network hiatus and beyond. Moreover, the access has never been better because Style intends to present the Best of Martha Stewart Living in both daytime and, for the first time, primetime airings. Finally, I'm pleased to report the weekend network half-hour show, Petkeeping with Marc Morrone, distributed by Tribune Company, has achieved approximately 90% coverage for the 2004-2005 season and is currently enjoying solid ratings.

Now moving on to the Retail Merchandising segment, as announced on our last call, Kmart and MSO amended terms of our long-term agreement this quarter to better serve the best interests of both of our companies, including extending the Martha Stewart Everyday partnership for an additional 2 years to 2010. With respect to Martha Stewart Everyday year-to-date, Martha Stewart Everyday sales at Kmart have decreased 6.6% on a comp-store basis year-over-year, with weakness in Garden, offset by strength in Soft Home and Housewares. However, as we've previously stated, principally as a result of store closings, we are paid based on contractual guaranteed minimum amounts. With respect to Martha Stewart Signatures, sales of the paint program with Sherwin-Williams are up 5.4% year-to-date. The furniture program with Bernhardt launched its third collection to dealers at high-point markets this quarter and was well received. Problems remain, however, with the Signature flooring program with Shaw Industries with results below expectations.

I would like to complete my presentation with some important news about our Internet/Direct Commerce segment, where we are taking additional steps to continue to right-size our current IDC businesses based on today's operating realities and expected future return, to retain the Company's strong financial position overall and to assure that

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we invest our resource in areas that offer MSO profitable return. As such by year 2004 we will be winding down those elements of direct-to-consumer business -- namely, The Catalog For Living, whose metrics for 2005 and beyond no longer maintain the plan to profitability. At this juncture our holiday catalogs will be the last to be mailed direct to consumers. However, we will continue our now profitable direct-to-consumers flower business, Martha's Flowers, retaining catalog format inserts in our publications at key seasons of the year. In fact, the floral business will be leveraged to capitalize on recent improvements in sourcing, selection and delivery, that are finally translating nicely into happy consumers and higher revenue.

Going forward we intend to incorporate our catalog product designs and programs into the retail merchandising business segment. The business model of the Merchandising group has proven over time, to be, by far, the most profitable approach for MSO's Merchandising program, as our strategic retail partners provide us retail outlets that produce wider audiences than direct on a much more cost efficient basis. Our merchandising partners also take responsibility for back-end operations including manufacturing and inventory-related risks, further benefiting our product program and allowing the Company to do what we do best: design and develop high-quality, beautiful, useful and affordable products. Again, going forward the Internet/Direct segment will focus on delivering expert "how-to" related lifestyle content to our website, marthastewart.com; driving subscription magazine orders for our publishing group; supporting our television shows and merchandising programs; continuing to grow our direct-to-consumer flower business; and developing other internet-based businesses capable of profitable returns.

Overall, we are pleased to be looking forward, and doing so with much greater certainty than we have had over the last 27 months. Our readers, viewers, shoppers, distribution partners, are still with us. They remain stalwart. We appreciate our existing advertisers for sticking with us as well, and we are focusing on our advertisers that are taking a wait-and-see approach.

Now let me turn the call over to Jim Follo, our Chief Financial and Administrative Officer who will discuss our second quarter results and outlook for the third quarter.

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

Thank you, Sharon. Let's begin by reviewing the highlights of our second quarter performance on a consolidated and segment-by-segment basis before concluding, with an outlook to the third quarter.

Overall Company revenues for the second quarter of 2004 were 44 million, compared to 65.8 million in the second quarter of 2003. Loss from operation from the quarter was 19.3 million, compared to income from operations of 1.5 million in the prior year's quarter. Loss from operations before depreciation and amortization, including the amortization of non-cash stock compensation in the quarter was 16.6 million, compared to income of 3.7

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million the prior year's quarter. And net loss for the 2004 quarter was 19.3 million, or 39 cents per share, compared to a net income of 900 thousand, or 2 cents a share in the 2003 quarter.

We continue to maintain our strong financial position as evidenced by our cash and short term investment balance of approximately 158 million at June 30th, 2004, and we continue to be debt free. Our capital expenditures continue to be nominal, totaling approximately half a million dollars for the 6-month period, and will continue to be nominal for the foreseeable future. We continue to take a capital look at our businesses and their cost structure, and make adjustments where appropriate. Our full-time employees at June 30th were 474, which is down from 558 at the beginning of the year. This decline -- this number will decline further in the third quarter as a result of elimination of certain positions in the Internet/Direct Commerce segment -- referred to earlier by Sharon. Accordingly, our year-end 2004 headcount will be approximately 450 employees.

Now turning to Publishing. Publishing segment revenue for the second quarter was
23.7 million, compared to 39.6 million in the prior year's quarter. The quarterly performance reflects the results of 3 issues of Martha Stewart Living magazine, 3 issues of Everyday Food, 3 issues of Martha Stewart Weddings and 1 special-interest publication. For comparison with the 2003 quarter, we published 1 additional issue of Everyday Food, 1 additional issue of Weddings and 1 less special-interest publication. Publishing revenues in the quarter reflect the following: advertising pages in Martha Stewart Living magazine decreased approximately 53% in the quarter to 147 pages according to MIN. Advertising rate per page was also low in the quarter, primarily the result of the rate-based reduction effective with January 2004 issue to 1.8 million -- 1.8 million per issue.

Advertising revenue from Everyday Food decreased 2.7 million in the quarter due to sponsorship revenues received in connection with the initial test period of the magazine in the prior year second quarter. However, circulation revenue was higher in the quarter due principally to higher circulation revenues from Everyday Food, as both circulation and frequency increased in the quarter. The increase is partially offset by lower subscription revenues from Martha Stewart Living magazine, due principally to lower copies sold, resulting in the reduction in the rate-base. On the cost side, overall expenses in the segment declined, primarily due to lower production and distribution costs in Martha Stewart Living magazine, due to lower pages printed per issue, partially offset by increased circulation acquisition costs for Everyday Food, and one of our special-interest publications and increased publication frequency.

Operating loss in the second quarter for the segment was 5.3 million, compared to operating income of 9.3 million in the 2003 quarter. Operating losses before depreciation and amortization was 9.2 million in the second quarter, compared to
9.4 million in the second quarter of 2003. In Television, revenues in the quarter were 3.1 million, compared to 6.6 million in the 2003 quarter. The revenue decrease is due primarily to lower license fees and advertising revenue from the syndicated program, beginning with the new season, which commenced September '03, and the expiration of both our HGTV and

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Canadian licensing agreements. The distribution of the syndicated program is currently at approximately 50% of U.S. television households, reflecting the loss of distribution of syndication immediately after the trial outcome. We expect this distribution to remain approximately this level through the remainder of the current season, which ends in September.

Costs in the segment for the quarter increased 300 thousand, due to the write-off of approximately 1.5 million of deferred television production costs, resulting from the loss of cable television distribution in the quarter, partially offset by lower production costs for the syndicated program. In addition, severance costs in the quarter were 500 thousand, associated with recent downsizing of the segment. Operating loss in the 2004 quarter was 3.5 million, compared to break-even operating income in the 2003 quarter. Operating loss before depreciation and amortization was 3.5 million in the quarter, compared to operating income before depreciation and amortization of 400 thousand in the prior year's quarter.

For the Merchandising segment, revenues were 10.9 million, compared to 11.8 million in the prior year's quarter. The current year's quarter reflects royalty revenue from Kmart based upon actual product sales. Same-store sales of Martha Stewart Everyday product declined approximately 7% in the quarter. Royalties were also impacted by Kmart store closings in 2003 and higher royalty rates for the 2004 quarter. The revenue also reflects increased revenues from Sears Canada and the Martha Stewart Signature program. Expenses in the segment increased 1.6 million in the quarter, due principally to higher non-recurring professional fees associated with amending the Kmart contract.

Operating income was 5.5 million in the quarter, compared to 8 million in the 2003 quarter. Operating income before depreciation and amortization for second quarter of 2004 was 5.5 million, compared to 8 million in the prior year's quarter. Internet/Direct Commerce revenues in the second quarter were 6.4 million, compared to 7.8 million in the prior year's quarter. The decline in the quarter primarily reflects lower commerce sales resulting from significant and lower catalog circulation, partially offset by strength in our direct-to-consumer floral business, marthasflowers.com.

Loss from operations in the quarter were 2.4 million, compared to 4.6 million in the second quarter 2003. And loss from operation before depreciation and amortization in the 2004 quarter was 2.2 million, compared to a loss from operations before depreciation, amortization in the 2003 were 4.3 million. As Sharon discussed we will be exiting the commerce portion of our Internet/Direct Commerce segment by the end of 2004, and the last catalog will be mailed in the fourth quarter. We expect to take charges in the third and fourth quarter related to severance and inventory, although such charges will not in the aggregate exceed 1 million. Our current inventory balance as of June 30th, net of reserves, is 3.3 million.

On a go-forward basis the segment will focus on delivering content, driving magazine orders, and continuing to grow our direct-to-consumer floral business. Losses in the segment will decline substantially in 2005 and beyond. Expense and time in the decline

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will be dependent on several factors, including our ability to reduce occupancy and overhead costs previously absorbed by the segment, ability to reduce costs of technology platform from our website, our success in growing our floral business, and increasing advertising revenues.

Corporate overhead before depreciation and amortization was 11.3 million for the second quarter of 2004, compared to 9.8 million in the second quarter of 2003. The current quarter includes 1.2 million of higher compensation-related costs related to certain retention programs, including the cash portion of a November 2003 stock option exchange program. Depreciation and amortization decreased 400 thousand to 1.6 million in the quarter, primarily the result of lower depreciation of television studio costs, as a majority of the television studio costs are fully depreciated at the end of 2003. Amortization of non-cash stock compensation expense was 1 million in the second quarter of 2004, compared to 100 thousand for the second quarter of 2003. The expense in the 2004 quarter principally relates to the amortization of the value of restricted stock units granted in connection with a November 2003 stock option exchange program.

I'd now like to wrap up with a discussion of the outlook for the third quarter of 2004. We are currently forecasting a loss per share of 50 cents on revenue of 35 million. The key factors contributing to the quarterly results within each segment are as follows: for publishing, revenues are expected to be approximately 20 million, while operating loss before depreciation and amortization and operating loss, is expected to be approximately 9 million. The quarterly results will reflect the following: significantly reduced advertising revenue, principally Martha Stewart Living magazine; increased loss from Everyday Food, due primarily to increased subscription acquisition spending; and spending related to a media campaign aimed at supporting the brand and driving advertising revenue. The publication schedule for the third quarter 2004 is as follows: 3 issues of Martha Stewart Living, 2 issues of Everyday Food, 2 issues of Kids, 1 special-interest publication, and no issues of Weddings.

Television revenue is expected to be approximately 2.8 million, while operating loss before depreciation and amortization is expected to be 2 million. The decline in profitability relates principally to lower license fees and advertising revenues due to lower distribution for our syndicated show, as well as a loss of licensing revenues from cable programming and Canadian distribution. Merchandising revenues in the quarter are expected to be approximately 8 million, reflecting royalties earned on product sales in the quarter in a seasonally slow quarter. Operating income before depreciation and amortization, and operating income, will approximate 4 million. We expect Internet/Direct Commerce revenues of approximately 5 million in the quarter, reflecting lower commerce sales due to reduced catalog circulation. And operating loss before depreciation and amortization for the quarter is expected to approximate 3 million. We expect corporate expenses to be approximately 11 million and amortization of non-cash compensation expense to be 1 million.

And finally, looking ahead to the fourth quarter of the year, we currently expect to report substantially reduced losses compared to third quarter levels, largely due to the

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significant amount of revenues to be recognized by our Merchandising segment, as a result of certain minimum royalty guarantees. As in the past, we will recognize the difference between earned royalties and minimum guaranteed levels under our Kmart agreement with Kmart in the fourth quarter.

This concludes the formal portion of our presentation. I would now like to turn the call over to the conference call operator for a question-and-answer portion of the session. Thank you.

QUESTION AND ANSWER

OPERATOR

Thank you. The floor is now open for questions. If you have a question or a comment, please press star 1 on your touch-tone telephone at this time. If at any point, your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received. We do ask that while you're posing your question, that you pick up your handset to ensure proper sound quality. Please hold the line while we poll for questions.

Thank you. Our first question is coming from Douglas Arthur of Morgan Stanley.

DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST

Yeah. Three questions. Sharon, on the 1.8 million rate-base for Living, do you feel based on renewals, et cetera, that that is solid for the rest of the year? The second question is: Jim, I'm wondering if you can, sort of, on a broad range, talk about the revenue impact going forward of the shutdown of catalog and then any forward comment on what your cash position could look like at year-end? Thanks.

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

So on the rate-base issue, we do feel confident at our renewal rates and new customer acquisition rates are all holding on plan, and we feel comfortable at
1.8 and we feel that's the right place to be at this time. The revenue impact on the catalog business, we look at that business on a go-forward basis. Right now our floral business and some small advertising revenue, we kind of think of, really, in '05, maybe a 5 million, or maybe a 7 million dollar business. As far as losses in that segment, we expect those losses to come down dramatically. We expect the loss in '04 of somewhere around 10 million in the segment. We think we'll make substantial progress in moving that loss closer to probably, let's say, 5 million in -- looking out, some of the costs in that segment which were really allocated facility, and some related costs it may take us some time to absorb or reduce. So, you know, a larger movement in that loss will be dependant upon some factors that could take some time. I think your final question had to do with cash balances. We're likely looking at a cash use in the third quarter of about 20 million, and a comparable

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amount in the fourth quarter. Remember, the fourth quarter, while I said the loss will be dramatically lower as a result of a big revenue catch up we'll book in the fourth quarter related to our Merchandising business, the payment of that amount will not be paid until early 2005, so the actual reconciling cash to earned results has got to impact a substantial receivable at year-end from Kmart.

DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST

Yeah, and I would assume that the reason for the big drop in receivables between year-end '03 and the 6/30/04 is the question on Kmart.

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

That's a major portion. Obviously, advertising revenue is a smaller portion.

DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST

Okay. Thank you.

OPERATOR

Thank you. Our next question is coming from Alissa Goldwasser of William Blair & Company.

ALISSA GOLDWASSER - WILLIAM BLAIR & COMPANY - ANALYST

Hi. Can you walk us through the fourth quarter publication schedule and, to the extent that you know it, the 2005 publication schedule?

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

2005 publication schedule is a little bit early to discuss, but let me walk you through the '04 schedule. Obviously, 3 issues of Martha Stewart Living, 2 issues of Weddings, we'll have 1 issue of Kids, we'll have 2 issues of Everyday Food. That will be the schedule for the fourth quarter of '04.

ALISSA GOLDWASSER - WILLIAM BLAIR & COMPANY - ANALYST

Can you also talk about trends in circulation revenue per copy of Martha Stewart Living? It was my understanding you had some fairly low-revenue, low-profit subscribers that you've now gotten rid of. Are we seeing still a downward trend in circulation revenue per copy? And if so, when do we expect to hit the bottom there?


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JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND
ADMINISTRATIVE OFFICER

I would say, you know, as we start filtering out of a lot of very low revenue, we will start seeing an increase in net revenue per copy. In fact, in the fourth -- I'm sorry, in the second quarter, our net revenue per subscription copy was up mid single-digits, and we expect that trend to continue, and possibly accelerate, through the remainder of the year.

ALISSA GOLDWASSER - WILLIAM BLAIR & COMPANY - ANALYST

Great. Thank you.

OPERATOR

Thank you. Our next question is coming from Dennis McAlpine of McAlpine Associates.

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

Thank you, and good afternoon. While we're on Martha Stewart Living, would you talk about what you're seeing in circulation revenue in total and the same for ad revenue given the ad page decline? And then secondly, on Kmart, when you talked about the same-store revenues for the quarter, is that the same as your same-store, same-product or are we back on an equal basis now that doesn't matter? And then lastly, could you talk about the status of the SEC suit, and where that stands and is apt to move?

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

Let me deal with that last one first. As far as an SEC suit, I'm not sure what you're referring to. There are matters related to Martha Stewart personally, related to the SEC, that have nothing to do with the Company. Your first -- let me deal with the Kmart question. We have essential similar product line, so the same-store sale is equivalent to the same-product sales. So that number that Sharon quoted is a good comparable number year-over-year. You'd asked me about certain revenue numbers for, I think, Martha Stewart Living. Our pages were down about 53%. You know that we reduced our rate-base from 2.3 to about 1.8, which is about a 20% decline of rate-base, so total revenue decline for magazine in the quarter was about 70%. Again, most of it being page-related, about 50. And a 20 being rate-base related. As far as circulation trends go, again, our circulation, our rate-base was down, so our circulation revenue for Martha Stewart Living was about down in line with our rate-base reduction.

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

Okay. And the -- as far as the newsstand sales, any change in that? Has that stabilized now at this level?


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JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND
ADMINISTRATIVE OFFICER

We will be reporting ABC circulation over the next 30 days or so. For the 6-month period, our single-copy sales of the product will be down about 9%. Now, overall industry, I believe, is also experiencing softness during that time, so I think it's probably a little too early to tell whether, you know, whether any of that is sentencing-related, or whether it's just an industry trend. But we understand that the Woman's Service Group is all under a little bit of pressure during that period.

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

Okay. And could you just remind us what the minimum guarantee you're going to take on the Kmart will be?

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

The minimum guarantee under the Kmart agreement is approximately 49 million, and there's an element in there -- it should be about 49 million. I'm sorry.

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

And your reference, I'm assuming what you're also saying is that the fourth quarter will be a loss rather than a profit?

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

Without getting into any more detail than that, I believe we will be reporting a loss in the fourth quarter, yes.

OPERATOR

Thank you. Our next question is coming from Michael Meltz of Bear Stearns.

MICHAEL MELTZ - BEAR STEARNS - ANALYST

Hi. Jim, can you quantify the impact of the rate-based reduction on EBITDA in Q2? Secondly can you give a little bit more clarity on that cable write-down in the quarter? And third question, now that legal costs have subsided a bit and the real estate location reduced, what's a good run-rate for corporate expense going forward? Is what it you -- that 11 million you talked about for Q3? Thank you.

JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER


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Let me work backwards. As far as a run-rate, I think 11 million is a large run-rate, and there are certain elements within there related to retention that will start working their way out at the end of this year. So we expect that corporate expenses will really start to moderate and decline from this point forward. Hard for me to be precise, but I would expect that number on a run-rate basis will be certainly below 10 million. We have not experienced and will have -- we have not experienced any benefits on the real estate side. That often takes some time and you're essentially tied to the market. We're not expecting that to be a major variant to the business, but could it be 1 to 2 million of potential savings, depending upon the market. You asked a question about rate-base, and what the impacts are. The circulation that we've, kind of, essentially given up, walked away from, and going down to, is circulation of about 1.9 million on a rate-base of 1.8 was very low remit revenue rate-base. On the revenue line, it's relatively small. On the cost side, you can, you know, going from Q3 to 1.8 you're giving up, obviously, printing 500 thousand copies, that's somewhere, you know, on an average, maybe, of about -- in a quarter about 50 a copy, but more importantly what it does, it allows us to avoid some very costly customer circulation acquisition as well. So putting a precise -- you can certainly quantify the production savings based upon the numbers I've laid out, but the true savings is really avoidance of having to pay some very expensive customer acquisition costs. I'm sorry, I think you asked, I'm sorry, one final you asked was on TV write-down. The accounting rules for -- the accounting rules for television production costs is you defer costs in your balance sheet and you match them against future revenues. We've had a contract -- cable licensing contract that will terminate earlier than we had expected, in September, and it's caused to us re-evaluate future projected revenues. We accordingly adjusted our deferred television production costs asset on our balance sheet, we've written down in the quarter by 1.5 million, and that's a non-recurring cost.

MICHAEL MELTZ - BEAR STEARNS - ANALYST

Great. Thank you.

OPERATOR

Thank you. Ladies and gentlemen, as a reminder, if you would like to ask a question please press star, 1 on your touch-tone phone. Please hold as we poll for questions. Thank you. There appear to be no further questions at this time. Ladies and gentlemen, thank you for your participation. This concludes today's teleconference. Please disconnect your lines and enjoy your day.


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